UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
        WOODLAND,     GARTH     H.
        6909 HOLLY CIRCLE, SUITE 200
       ENGLEWOOD,   CO    80112
      USA
2. Date of Event Requiring Statement (Month/Day/Year)
     FEBRUARY 24, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       VP-ENGINEERING, R & D
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common Stock          |60,000                |D               |In joint tenancy with spouse                   |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
   Right to Buy         |12/16/98 |12/16/01 |$.0001 Par Value Common|25,000   |$2.88     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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   Right to Buy         |12/14/99 |12/05/09 |$.0001 Par Value Common|11,032   |$5.62     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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   Right to Buy         |09/01/99 |09/01/09 |$.0001 Par Value Common|523,000  |$3.00     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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   Right to Buy (a)     |09/01/99 |09/01/09 |$.0001 Par Value Common|500,000  |$3.00     |D            |                           |
                        |         |         | Stock                 |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Options vest at a rate of 20% per yeaer on the anniversary date of the agreement.
SIGNATURE OF REPORTING PERSON
  /s/   GARTH B. WOODLAND
DATE
  MARCH 6, 2000